CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 21 to Registration Statement No. 333-114401 of Hartford Life Insurance Company Separate Account Twelve on Form S-6, of our report dated February 26, 2016, relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, appearing in the Performance Related Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" under General Information.

/s/ DELOITTE & TOUCHE LLP
Hartford, Connecticut
April 27, 2016